EXHIBIT 5.1

March 4, 2010

Manpower Inc.

One Manpower Place

Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

We have acted as counsel for Manpower Inc., a Wisconsin corporation (the “Company”), in connection with the exchange offer and subsequent merger (the “Transaction”) contemplated by the Agreement and Plan of Merger dated as of February 1, 2010 by and among the Company, Taurus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and COMSYS IT Partners, Inc., a Delaware corporation. This opinion is furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of common stock of the Company, $0.01 par value (“Common Stock”), issuable in connection with the Transaction.

As counsel to the Company, we are familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of the Company. We have also examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as we have deemed necessary or appropriate to enable us to render this opinion.

Based upon the foregoing, it is our opinion that the shares of Common Stock of the Company, when issued in connection with the Transaction, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.